MERRILL LYNCH MUNICIPAL BOND FUND, INC.

NATIONAL PORTFOLIO

SERIES NO. 1

FILE # 811-2688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/21/00	New York City 5.875% 08/01/15	$10,000,000.	$350,000,000.	Salomon Smith Barney
12/04/00	NYS Mortgage Agency Homeowners 5.50% 10/01/17	$5,000,000.	$73,965,000.	Lehman Brothers